Exhibit 10(m)

Mike McCall
Employment Arrangements

Since March 6, 2006, TXU Corp. (the “Company”) has employed Mike McCall, who is the Chairman of the Board and Chief Executive Officer of TXU Wholesale, on an at-will employee basis. The Company pays Mr. McCall an annual salary equal to $325,000, and Mr. McCall is eligible to participate in all compensation and benefit plans of the Company in which similarly situated executives are eligible to participate, which currently include the TXU Corp. Executive Annual Incentive Plan, the TXU Corp. 2005 Omnibus Incentive Plan, the TXU Corp. Salary Deferral Plan, the TXU Executive Financial Advisement Program, the Executive Physical Examination Program, the TXU Second Supplemental Retirement Plan, the TXU Corp. Executive Change in Control Policy and the TXU Corp. 2005 Executive Severance Plan. Additionally, Mr. McCall participates in the TXU Deferred and Incentive Compensation Plan and the TXU Split Dollar Life Insurance Program.